BULLDOG TO PROTECT OIL TANKERS IN THE MIDDLE EAST

Richmond, British Columbia, Canada - April 13, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announces the signing of Development and Distribution Agreements with Energy Control Systems Corp. of Saudi Arabia.

Energy Control Systems, a leader in the development and implementation of petroleum related management and control technology, has awarded Bulldog Technologies Inc. a development contract for a security system to prevent the theft and tampering with petroleum products while being transported in medium and heavy duty trucks.

The security system is being designed specifically for petroleum tanker trucks, and will be marketed as the Bulldog Road BOSS™ 400, (RB-400). The RB-400 will integrate with Bulldog's sensor monitoring security platform and AVL software. The security system will combine industry leading internet based AVL services, and the world's first real time satellite based remotely monitored security system.

DISTRIBUTION AGREEMENT SIGNED

Bulldog also entered into a three year Distribution Agreement with Energy Control Systems for distribution rights of the RB-400 in Saudi Arabia, United Arab Emirates, Oman, Kuwait, Qatar, Lebanon, Egypt and Jordan, while Bulldog retains exclusive marketing rights in all other markets. Bulldog will own all intellectual and other property rights for the newly developed product.

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSS™ (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com